Exhibit 99.1
Everyone,
Earlier today, Actuate entered into a definitive agreement to acquire all of the outstanding common shares of Xenos Group Inc. (TSX:XNS), the market-leading provider of high-performance software solutions that deliver a superior Return on Information™ by Streamlining Enterprise Information Supply Chains™. Xenos is headquartered in Toronto with offices in the United States and Europe, with a robust global partner network.
Incorporating Xenos into the Actuate family will create a stronger company that has increased capacity to meet the demand for a wider range of compelling, integrated BIRT-based Rich Information Applications. The Xenos technology will enable BIRT to harness untapped content, such as print streams and documents, and combine it with structured data sources. By combining Actuate’s powerful offerings for building Rich Information Applications with Xenos’ synergistic enterprise information supply chain capabilities, we are the first company to turn data and documents into BIRT-based applications.
The people I have met at Xenos are all outstanding. We share a similar approach to business. They also offer powerful enterprise software with a very exciting product roadmap. Xenos customers are among the largest organizations worldwide, and their customer mix is similar to ours, with a focus on financial services. Overall I’m very excited about this transaction, particularly about its possibilities to grow our overall business, both in terms of revenues and earnings.
We expect the transaction to be completed in the first quarter of 2010, and until then it will be business as usual for both companies. Once the transaction is complete we expect no short-term changes to our operations and expect to continue all current projects across both companies as planned.
Attached is an FAQ with more details about the transaction and if you have questions that are not covered, please contact me directly.
Pete